As filed with the Securities and Exchange Commission on March 11, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

XBIOTECH INC.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5217 Winnebago Lane

Austin, TX 78744

(Address of Principal Executive Offices) (Zip Code)

XBIOTECH INC. 2025 EQUITY INCENTIVE PLAN

Sushma Shivaswamy

Interim Chief Executive Officer

XBiotech Inc.

5217 Winnebago Lane

Austin, TX 78744

(512) 386-2900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On August 29, 2025, at the 2025 Annual Meeting of Shareholders of XBiotech Inc. (the “Company”), the Company’s shareholders approved the XBiotech Inc. 2025 Equity Incentive Plan (the “Plan”), which replaced the XBiotech Inc. 2015 Equity Incentive Plan (as amended, the “Prior Plan”). This Registration Statement on Form S-8 is filed with the Securities and Exchange Commission (the “Commission”) for registration of 3,000,000 shares of common stock, no par value per share (“Common Stock”), of the Company authorized for issuance pursuant to the Plan, and an additional 5,382,681 shares of Common Stock underlying outstanding awards granted under the Prior Plan, which if cancelled, forfeited or terminated for any reason prior to exercise, delivery or becoming vested in full, are available for future grant under the Plan. No further awards may be granted under the Prior Plan, but any awards granted prior to such termination remain outstanding in accordance with their terms.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended, and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the plans as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on March 18, 2025, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2024, filed with the Commission on April 29, 2025;

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025, and September 30, 2025, filed with the Commission on May 14, 2025, August 13, 2025, and November 12, 2025, respectively;

(c) The Registrant’s Current Reports on Form 8-K, filed with the Commission on April 1, 2025, April 7, 2025, June 24, 2025, September 2, 2025, October 3, 2025 (as amended by Amendment No. 1 to the Current Report on Form 8-K/A filed with the Commission on October 15, 2025), and December 9, 2025;

(d) The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on July 7, 2025, that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024; and

(e) The description of the Registrant’s common shares contained in the Registrant’s registration statement on Form 8-A filed with the Commission on April 14, 2015 (File No. 001-37347) including any amendment or report filed for purposes of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (BCBCA).

Under Section 160 of the BCBCA, the Registrant may, subject to Section 163 of the BCBCA:

(1)	indemnify an individual who:

-	is or was a director or officer of the Registrant;

-	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of the Registrant; or (ii) at the Registrant’s request, or

-	at the Registrant’s request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties to which the eligible party is or may be liable; and

(2)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

-	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding.

-	“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation (i) is or may be joined as a party, or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

-	“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the BCBCA, and subject to Section 163 of the BCBCA, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (i) has not been reimbursed for those expenses, and (ii) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBCA, and subject to Section 163 of the BCBCA, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that the Registrant must not make such payments unless the Registrant first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the BCBCA, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBCA, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:

-	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by the Registrant’s memorandum or articles;

-	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by the Registrant’s memorandum or articles;

-	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

-	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160, 161 or 162 of the BCBCA, as the case may be, in respect of the proceeding.

Under Section 164 of the BCBCA, and despite any other provision of Part 5, Division 5 of the BCBCA and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the BCBCA, on application of the Registrant or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

-	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

-	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

-	order the enforcement of, or payment under, an agreement of indemnification entered into by us;

-	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCA; or

-	make any other order the court considers appropriate.

Section 165 of the BCBCA provides that the Registrant may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation.

Under the Registrant’s articles, and subject to the BCBCA, the Registrant must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with the Registrant on the terms of the indemnity contained in the Registrant’s articles.

Under the Registrant’s articles, and subject to the BCBCA, the Registrant may agree to indemnify and may indemnify any person (including an eligible party) against eligible penalties and pay expenses incurred in connection with the performance of services by that person for us.

Under the Registrant’s articles, and subject to the BCBCA, the Registrant may advance expenses to an eligible party.

Pursuant to the Registrant’s articles, the failure of an eligible party to comply with the BCBCA or the Registrant’s articles does not, of itself, invalidate any indemnity to which he or she is entitled under the Registrant’s articles.

Under the Registrant’s articles, the Registrant may purchase and maintain insurance for the benefit of an eligible person (or his or her heirs or legal personal representatives) against any liability incurred by him or her as a director, officer or person who holds or held such equivalent position.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:

Number	Description

4.1	Certificate of Continuation dated September 23, 2005, issued by the Registrar of Companies, Province of British Columbia, Canada (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on February 2, 2015).

4.2	Notice of Articles, dated December 8, 2005, issued by the Registrar of Companies, Province of British Columbia, Canada (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 filed with the SEC on February 2, 2015).

4.3	Articles of XBiotech Inc. (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1 filed with the SEC on March 27, 2015).

5.1*	Opinion of Norton Rose Fulbright Canada LLP.

23.1*	Consent of Whitley Penn LLP.

23.2*	Opinion of Norton Rose Fulbright Canada LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney of directors and certain officers of the Registrant (included on signature page).

99.1	XBiotech Inc. 2025 Equity Incentive Plan (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on July 7, 2025).

107*	Filing Fee Table.

* Filed herewith.

Item 9.   Undertakings

(a)    The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that:

(1)	Paragraphs (a)(1)(i) and (a) (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 9th day of March, 2026.

XBIOTECH INC.

/s/ Sushma Shivaswamy
Name: Sushma Shivaswamy
Title: Interim Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Sushma Shivaswamy, as their true and lawful attorney-in-fact and agent with full power of substitution, for them in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or their substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sushma Shivaswamy	Interim Chief Executive Officer	March 11, 2026
Sushma Shivaswamy	(Principal Executive Officer)

/s/ Angela Hu	Director of Finance	March 11, 2026
Angela Hu	(Principal Financial and Accounting Officer)

/s/ John Simard	Chairman of the Board	March 11, 2026
John Simard
/s/ Thomas Kuendig	Director	March 11, 2026
Thomas Kuendig

/s/ Craig Rademaker	Director	March 11, 2026
Craig Rademaker

/s/ Tevi Tory	Director	March 11, 2026
Tevi Tory

/s/ David Soffer	Director	March 11, 2026
David Soffer